Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Increased Revenues and Net Income for the First Quarter ended May 31,2017

ALISO VIEJO, CA -- (BUSINESS WIRE) July 18, 2017 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended May 31, 2017, Revenue was $1,208,207, compared to $899,134 in the prior year's fiscal quarter. Seychelle had Net income of $159,981 for the fiscal quarter ended May 31, 2017, or $0.01 per share, compared to prior year's fiscal quarter Net loss of $427,605, or ($0.02) per share. Secyhelle had a cash position of $1,347,250 at May 31, 2017, compared to a cash position of $732,112 at February 28, 2017

Seychelle is managing its costs in line with current revenue. For Second Fiscal Quarter, we believe that we will see further increases in sales over our most recent Fiscal Quarter and a potential for increased income.

This year, Seychelle products have expanded its sales efforts in the following international markets; Mexico, Sri Lanka, Vietnam, South Korea, Australia, New Zealand, Japan and China. It is our intention to expand our marketing activities more strongly to the international market and E-commerce.

We are in the process of introducing several new products, include a state of the art drinking water straw for all water conditions and adding to our PH line of products that includes a bottle and pitcher.  We are also completing a hot/cool PH dispenser and await our UL approval.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.